Exhibit No. (12)

KIMBERLY-CLARK CORPORATION AND SUBSIDIARIES
Computation of Ratio of Earnings to Fixed Charges
(Dollar amounts in millions)

	Year Ended December 31
	2013	2012	2011	2010	2009

Consolidated Companies
Income from continuing operations before income taxes	$2,945	$2,420	$2,183	$2,550	$2,576
Interest expense	283	284	277	243	275
Interest factor in rent expense	111	94	93	94	90
Amortization of capitalized interest	12	11	13	14	14

Equity Affiliates
Share of 50%-owned:
Income before income taxes	6	3	(1)	-	-
Interest expense	-	-	-	-	-
Interest factor in rent expense	-	-	-	-	-
Amortization of capitalized interest	-	-	-	-	-
Distributed income of less than 50%-owned	163	148	137	132	114

Earnings	$3,520	$2,960	$2,702	$3,033	$3,069

Consolidated Companies
Interest expense	$283	$284	$277	$243	$275
Capitalized interest	14	9	8	12	13
Interest factor in rent expense	111	94	93	94	90

Equity Affiliates
Share of 50%-owned:
Interest and capitalized interest	-	-	-	-	-
Interest factor in rent expense	-	-	-	-	-

Fixed Charges	$408	$387	$378	$349	$378

Ratio of earnings to fixed charges	8.63	7.65	7.15	8.69	8.12